Exhibit 99.1

Alta Equipment Group to Acquire Martin Implement Sales, Inc.

Alta Expands Footprint in Chicago market and Broadens OEM Relationships and Product Portfolio

LIVONIA, MICHIGAN – July 31, 2020 – Alta Equipment Group Inc. (NYSE: ALTG) today announced that it has entered into a definitive agreement to acquire Martin Implement Sales, Inc., a privately held premium equipment distributor with three branches in the Chicago metro area.

Martin has an expansive range of new and used equipment available for sale or rent to contractors and municipal customers. Martin sells primarily construction and agricultural equipment in partnership with industry leading manufacturers, and offers comprehensive services, including equipment financing, replacement parts, and factory-authorized service. Known for their award-winning service, Martin was recognized as a 2020 Top Equipment Dealer by SATISFYD. Martin generated approximately $28 million in revenue and had reported EBITDA of approximately $3.1 million in FY2019.

Ryan Greenawalt, Chief Executive Officer of Alta, said, “We are excited to welcome the Martin team to the Alta family. Adding this exceptional equipment distributor accelerates our growth in the Illinois construction market and broadens our best-in-class product portfolio and service capabilities. We look forward to working with the Novak family and Steve Martin to build on the successful company that they have built.”

Terms of the acquisition were not disclosed. The transaction is expected to close in Q3 2020, subject to customary conditions.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other industrial and construction equipment. Alta has operated as an equipment dealership for 35 years and has developed a branch network that includes 48 total locations across Michigan, Illinois, Indiana, New England, New York, Virginia and Florida. Alta offers its customers a one-stop-shop for most of their equipment needs by providing sales, parts, service, and rental functions under one roof. More information can be found at www.altaequipment.com.

Forward-Looking Statements

This press release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws, including information regarding purchases by the Company of its common stock pursuant to any Rule 10b5-1 trading plans. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the New York Stock Exchange; and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company does not undertake to update any forward looking statements or information, including those contained in this report.

Investors:

Bob Jones / Taylor Krafchik

Ellipsis

IR@altaequipment.com

(646) 776-0886

Media:

Glenn Moore

Alta Equipment

glenn.moore@altaequipment.com

(248) 305-2134